Contact: Jill Swartz

NNN Realty Advisors, Inc.

1551 N. Tustin Avenue, Suite 300

Santa Ana, California 92705

714-667-8252 ext. 251

jswartz@nnnrealtyadvisors.com

NNN HEALTHCARE/OFFICE REIT ACQUIRES
EAST FLORIDA SENIOR CARE PORTFOLIO

Santa Ana, Calif., October 4, 2007 – NNN Healthcare/Office REIT, Inc. has acquired the East Florida Senior Care Portfolio. The acquisition closed on September 28, 2007.

The East Florida Senior Care Portfolio consists of six facilities located on three campuses in Jacksonville, Winter Park, and Sunrise, Florida. Each campus provides a skilled nursing facility and an assisted living facility that are located adjacent to one another and connected by an enclosed hallway. Collectively, the portfolio provides 733 licensed beds and 667 operating beds, encompassing approximately 354,500 square feet. The portfolio is 100 percent leased.

The Jacksonville campus, built in 1985 on more than 16 acres, includes the Regents Park Nursing Center and the Deerwood Place Assisted Living Residence. The Regents Park Nursing Center is a one-story, approximately 48,000-square-foot skilled nursing facility comprised of two 60-bed patient care wings and a central core that includes support areas and patient amenities. The Deerwood Place Assisted Living Residence is a one-story, approximately 43,000-square-foot assisted living facility with 42 studio apartments and 29 suites.

Built in 1988 on 23 acres, the Winter Park campus is comprised of the Regents Park Nursing Center and the Westchester Assisted Living Center. The one-story, approximately 57,000-square-foot Regents Park Nursing Center is a skilled nursing facility that is comprised of two 60-bed patient care wings and a central core that includes support areas and patient amenities. The Westchester Assisted Living Center is a two-story, approximately 74,000-square-foot assisted living facility with 93 studio apartments and 16 semi-private suites.

Built in 1989, the Sunrise campus, situated on nearly nine acres, consists of the Beacon Pointe Nursing Center and the Westchester Assisted Living Center. The one-story Beacon Pointe Nursing Center is an approximately 57,000-square-foot skilled nursing facility comprised of two 60-bed patient care wings and a central core that includes support areas and patient amenities. The Westchester Assisted Living Center is a two-story, approximately 74,000-square-foot assisted living facility with 95 studio apartments and 15 suites.

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2 – 2 – 2 NNN Healthcare/Office REIT Acquires East Florida Senior Care Portfolio

“The East Florida Senior Care Portfolio is our first acquisition in the skilled nursing and assisted living market,” explained Danny Prosky, vice president of acquisitions for NNN Healthcare/Office REIT, Inc. “This acquisition further diversifies the composition of the NNN Healthcare/Office REIT portfolio of properties by asset type as well as geography.”

NNN Healthcare/Office REIT purchased the East Florida Senior Care Portfolio from Health Quest Realty XVII, Health Quest Realty XXII and Health Quest Realty XXXV, which were represented by William T. Mulligan, Daniel C. Revie and K. Nicholas Glaisner of Ziegler Capital Markets Group. Partial financing was provided by KeyBank National Association and arranged by Timothy Cobb, with additional financing provided by LaSalle Bank, National Association and proceeds from our initial public offering. Asset management services will be provided by NNN Realty Advisors, Inc.

As of September 21, 2007 NNN Healthcare/Office REIT has sold approximately 15.6 million shares of its common stock for more than $154.1 million through its initial public offering, which began in the third quarter of 2006.

NNN Healthcare/Office REIT offers a monthly distribution of 7.25 percent per annum and has made thirteen other geographically-diverse acquisitions:

•	2750 Monroe Boulevard in Valley Forge, Pennsylvania;

•	St. Mary Physicians Center in Long Beach, California;

•	Kokomo Medical Office Park in Kokomo, Indiana;

•	1 and 4 Market Exchange in Columbus, Ohio;

•	Gwinnett Professional Center in Lawrenceville, Georgia;

•	Triumph Hospital Northwest and Triumph Hospital Southwest in Greater Houston, Texas;

•	Thunderbird Medical Plaza in Glendale, Arizona;

•	Shakerag Medical Center and Yorktown Medical Center in Fayette County, Georgia;

•	Commons V Medical Office Building in Naples, Florida;

•	Lenox Office Park Building G in Memphis, Tennessee;

•	The Gallery Professional Building in St. Paul, Minnesota;

•	Crawfordsville Medical Office Park and Athens Surgery Center in Crawfordsville, Indiana; and

•	Southpointe Office Parke and Epler Parke I in Indianapolis, Indiana.

Including the purchase of the East Florida Senior Care Portfolio, NNN Healthcare/Office REIT has acquired a portfolio of properties valued in excess of $283 million.

NNN Realty Advisors, Inc., a nationwide commercial real estate asset management and services firm, is the sponsor of NNN Healthcare/Office REIT, Inc. NNN Realty Advisors and affiliates manage a growing portfolio of more than 39.1 million square feet of real estate, including approximately 10,100 apartment units, with a combined market value approaching $5.4 billion. NNN Realty Advisors and affiliates are currently buying and selling properties throughout the United States, offering a full range of commercial real estate investments, including tenant-in-common (TIC) programs for investors structuring tax-deferred (like-kind) exchanges under Section 1031 of the Internal Revenue Code, real estate investment trusts (REITs), value added property funds, and institutional investments.

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